As filed with the Securities and Exchange Commission on April 23, 2026.

Registration No. 333-289868

Registration No. 333-290248

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT (333-289868)

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT (333-290248)

UNDER

THE SECURITIES ACT OF 1933

NAKAMOTO INC.

(Exact name of registrant as specified in its charter)

Delaware	84-3829824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 10th Ave South

Nashville, TN 37203

(615) 676-8668

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Bailey

Chief Executive Officer

Nakamoto Inc.

300 10th Ave South,

Nashville, TN 37203

(615) 676-8668

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lynwood E. Reinhardt

Michael S. Lee

Katherine E. Geddes

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

TERMINATION OF REGISTRATION

These post-effective amendments (the “Post-Effective Amendments”) filed by Nakamoto Inc. (the “Registrant”) relate to the following automatic shelf registration statements on Form S-3 and any amendments previously filed by the Registrant (each, a “Registration Statement” and collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

Registration No.	Date Originally Filed With the SEC	Number of Shares of Common Stock Registered
333-289868	August 26, 2025

● The offer and sale by the Registrant of up to $6,993,570,615.16 in the aggregate from time to time of shares of the Registrant’s common stock, preferred stock, debt securities, warrants, rights, purchase contracts or units, or any combination thereof pursuant to a base prospectus; and

● The offering, issuance and sale by the Registrant of up to $4,993,570,615.16 of the Registrant’s common stock that may be issued and sold from time to time under the Sales Agreement, dated August 26, 2025, with TD Securities (USA) LLC, Cantor Fitzgerald & Co., B. Riley Securities, Inc., The Benchmark Company, LLC, Canaccord Genuity LLC, Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, Craig-Hallum Capital Group LLC, Needham & Company, LLC and Yorkville Securities, LLC (the “Sales Agreement”) pursuant to an “at the market” prospectus.

The $4,993,570,615.16 of common stock that may be offered, issued, and sold under the “at the market” prospectus is included in the $6,993,570,615.16 of securities that may be offered, issued, and sold by the Company under the base prospectus. Upon termination of the Sales Agreement, any portion of the $4,993,570,615.16 included in the “at the market” prospectus that is not sold pursuant to the Sales Agreement will be available for sale in other offerings pursuant to the base prospectus and a corresponding prospectus supplement, and if none such shares are sold, the full $6,993,570,615.16 of securities may be sold in other offerings pursuant to the base prospectus and a corresponding prospectus supplement.

333-290248	September 15, 2025	The offering and sale by a selling stockholder of: ● 438,607,381 shares of the Registrant’s common stock; and ● 61,704,975 shares of the Registrant’s common stock underlying pre-funded warrants.

As of March 30, 2026, being the relevant determination date in connection with the filing of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, the Registrant did not qualify as a well-known seasoned issuer (as that term is defined in Rule 405 of the Securities Act of 1933, as amended) for continued use of the Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements and to deregister, as of the effectiveness of these Post-Effective Amendments, any and all securities that were registered under the Registration Statements but remain unsold (the “Unsold Securities”) as of such effectiveness date. As a result of this deregistration and upon the effectiveness of these Post-Effective Amendments, no securities will remain registered pursuant to the Registration Statements.

The Registrant has filed new shelf registration statements on Form S-3 with the SEC, which were declared effective concurrently with the filing of these Post-Effective Amendments to register the Unsold Securities for the offer and sale by the Registrant and the selling stockholders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 23rd day of April, 2026.

NAKAMOTO INC.

By:	/s/ David Bailey
David Bailey
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.